APP. E4				REGULATION OF INVESTMENT ADVISORS

CUSIP No. 431284108					13G					Page______of______Pages

________________________________________________________________________

1.  NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
		 ING Clarion Real Estate Securities, L.P.			232802869
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)____
(b)____
3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION
259 N. Radnor Chester Road, Suite 205, Radnor, PA 19087


NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH


5. SOLE VOTING POWER
        2,493,054 shares, sole voting power

6. SHARED VOTING POWER
14,000 shares, shared voting power

7. SOLE DISPOSITIVE POWER
6,125,654 shares, sole dispositive power

8. SHARED DISPOSITIVE POWER
No shares under shared dispositive power

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
6,125,654 shares

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
10.89%

12.  TYPE OF REPORTING PERSON*
IA














SCHEDULE 13G						APP. E4

			              UNITED STATES
		  SECURITIES AND EXCHANGE COMMISSION
			WASHINGTON, D.C.  20549



				SCHEDULE 13G

			Under the Securities Exchange Act of 1934
			           (Amendment No _______)*
	 		          Highwoods Properties, Inc.
				(Name of Issuer)
				Common Stock
			          (Title of Class of Securities)
				   431284108
				(Cusip Number)


Sec 1745 (6-88)



					E4-1


 		Items
Item 1
(a) Highwoods Properties, Inc.
(b) 3100 Smoketree Court, Suite 600, Raleigh, NC  27604

Item 2
(a) ING Clarion Real Estate Securities, L.P.
(b) 259 N. Radnor-Chester Road, Suite 205, Radnor, PA  19087
(c) N/A
(d) Common Stock
(e) 431284108

Item 3
(a) Investment Adviser registered under section 203 of the Investment Advisers Act of 1940



Item 4
(a)  6,125,654 shares
(b) 10.89%
(c)
   (i.)		2,493,054 shares, sole voting power
   (ii.)		14,000 shares, shared voting power
   (iii.)	6,125,654 shares, sole dispositive power
   (iv.)	No shares, shared dispositive power

Item 5
N/A

Item 6
N/A

Item 7
N/A

Item 8
N/A

Item 9
N/A

Item 10
T. Ritson Ferguson, CEO and Managing Director